Exhibit 99.02

Smart Chip                                           "Smarter Loyalty Solutions"
Technologies                                         800.513.6469 | www.sctn.com



             Smart Chip Technologies' Loyalty and Gift Program Live;
                          Management Changes Announced

LAS VEGAS, NEVADA AND TORONTO, CANADA - December 1, 2004 - Smart Chip Technologies (OTC: SCTN) is pleased to announce the launch of Loyalty Central(TM) version 7.0.5, the robust back-end hosting and clearing operation, and its e-llegiance(TM)-powered Loyalty, Stored Value, and Gift Card solution. The new system is live and running for the first production pilot generating recurring revenues: Nishe Media. Several new pilots are expected in the coming months.

"The initial product deployment was very smooth, and the system is designed to scale effortlessly as the Nishe pilot expands and more customers come aboard," stated SCTN Chairman and Chief Product Architect David Simon. "This is a completely different Company today than when I assumed the CEO duties. Our most important goals for 2004 were to build and implement the product, sign revenue contracts, and start recurring revenues. Now that our state-of the art product suite is running live in the marketplace and we have begun to earn the first recurring processing revenues, it is time to focus on strategic Company and product growth, and turn over the day-to-day responsibilities of the CEO position to Joe Diamond."

"I am pleased to accept the CEO position in order to continue implementing our strategy to increase the product and patent licensing revenues, expand sales channels, and capture global market share," stated new SCTN CEO Joseph Diamond.

About Smart Chip Technologies (OTC: SCTN)

Smart Chip Technologies' turnkey customer retention solution, including Loyalty, Pre-Paid Stored Value, and Gift Cards, was co-developed with the Airos Group (www.airosgroup.com) and IBM(TM). This software solution enables banks and retailers to take advantage of click-and-mortar, real-time programs running on their existing cards and point-of-sale (POS) systems, including bar code, magnetic stripe, RFID, or smart cards, laptops, PDAs such as Palm(TM) or Windows(TM) devices, TV set top boxes, or mobile phones. Smart Chip Technologies' end-to-end solution provides a seamless migration path from current customer ID and payment devices to future technology platforms, establishing business continuity across physical, mobile, and virtual streams of commerce. (www.sctn.com)

For further information about Smart Chip Technologies, please call 702.837.3594 or write to Sales@sctn.com or Investors@sctn.com.

Any statements contained in this press release that do not describe historical facts may constitute forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties.

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     Corporate Office | 330 East Warm Springs Road, Las Vegas, NV 89119 U.S.
      U.S. 800.513.6469 | International +1.702.837.3594 | Fax 702.993.2880